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EXHIBIT (a)(1)(C)

Notice of Guaranteed Delivery
To Tender of Shares of Common Stock
(including the Associated Preferred Share Purchase Rights)
of
Pressure BioSciences, Inc.

        As set forth under Section 6, "Procedures for Tendering Shares" of the Offer to Purchase of Pressure BioSciences, Inc. ("Pressure BioSciences") dated December 27, 2004, this Notice of Guaranteed Delivery, or one substantially in the form hereof, must be used to accept the tender offer by Pressure BioSciences if: (1) certificates evidencing shares of common stock, $0.01 par value per share, of Pressure BioSciences are not immediately available or cannot be delivered to Computershare Trust Company, Inc., as depositary (the "Depositary"), prior to the Expiration Date (as defined below); (2) the procedure for book-entry transfer described in the Offer to Purchase and the related Letter of Transmittal cannot be completed on a timely basis; or (3) time will not permit all required documents, including a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an agent's message in the case of a book-entry transfer (as defined in the Letter of Transmittal), and any other required documents, to reach the Depositary prior to the Expiration Date.

        The offer and withdrawal rights expire at 10:00 a.m., Eastern Standard Time, on January 26, 2005, unless the offer is extended (the "Expiration Date").

        This Notice of Guaranteed Delivery, properly completed and duly executed, may be delivered by overnight courier, mail, facsimile transmission or hand to the Depositary. See Section 6 of the Offer to Purchase.

The Depositary for the offer is:

COMPUTERSHARE TRUST COMPANY, INC.

By Mail:	By Overnight Delivery:	By Hand:
P.O. Box 1596 Denver, CO 80201-1596	350 Indiana Street, Suite 800 Golden, CO 80401	350 Indiana Street, Suite 800 Golden, CO 80401

By Facsimile Transmission:
(303) 262-0606
Confirm Receipt of Facsimile by Telephone:
(800) 962-4284, Ext. 4732

        For this Notice to be validly delivered, it must be received by the Depositary at the above address before the offer expires. Delivery of this Notice to another address will not constitute a valid delivery. Deliveries to Pressure BioSciences or the book-entry transfer facility will not be forwarded to the Depositary and will not constitute a valid delivery.

        This Notice of Guaranteed Delivery is not to be used to guarantee signatures. If a signature on the Letter of Transmittal is required to be guaranteed by an eligible guarantor institution (as defined in the Offer to Purchase) under the instructions to the Letter of Transmittal, the signature guarantee must appear in the applicable space provided in the signature box on the Letter of Transmittal.

NOTICE OF GUARANTEED DELIVERY

Ladies and Gentlemen:

        By signing and completing this Notice of Guaranteed Delivery, the undersigned hereby tenders to Pressure BioSciences, upon the terms and subject to the conditions described in the Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"), receipt of which you hereby acknowledge, the number of shares specified below pursuant to the guaranteed delivery procedure set forth in Section 6, "Procedures for Tendering Shares," of the Offer to Purchase.

Number of shares to be tendered:                          shares.

Odd Lot Holders
(See Instruction 7 to the Letter of Transmittal)

Complete this section ONLY if you own, or are tendering on behalf of a person who owns, beneficially or of record, an aggregate of fewer than 100 shares and are tendering all of your or such person's shares.

You either (CHECK ONE BOX):

☐
are the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

☐
are a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares owned by such person.

Odd Lot Holders cannot tender conditionally.

Conditional Tender
(See Instruction 13 to the Letter of Transmittal)

You may condition your tender of shares on Pressure BioSciences purchasing a specified minimum number of your tendered shares, as described in Section 9 of the Offer to Purchase. Unless the minimum number of shares you indicate below is purchased by Pressure BioSciences in the Offer, none of the shares you tendered will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

☐
The minimum number of shares that must be purchased, if any are purchased, is:                          shares.

If because of proration, the minimum number of shares that you designated above will not be purchased, Pressure BioSciences may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

☐
The tendered shares represent all shares held by me.

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Signature(s):

Name(s) of Record Holder(s):

(Please Type or Print)

Number of Shares:

Certificate Number(s) (If available):

Address(es):

(Including Zip Code)

Area Code and Telephone No.:

Dated:

☐
Check box if shares will be tendered by book-entry transfer and provide the following information:

Account Number:

3

THE GUARANTEE SET FORTH BELOW MUST BE COMPLETED

GUARANTEE OF DELIVERY
(Not to be used for a signature guarantee.)

        The undersigned, a bank, broker, dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity that is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an "eligible institution"), guarantees (a) that the above-named person(s) has a "net long position" in the shares tendered hereby within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended, and (b) the delivery to the Depositary of the shares tendered, in proper form for transfer, or a confirmation that the shares tendered have been delivered pursuant to the procedure for book-entry transfer described in the Offer to Purchase into the Depositary's account at the book-entry transfer facility, in each case together with a properly completed and duly executed Letter of Transmittal, an agent's message in the case of a book-entry transfer, and any other required documents, all within three (3) Nasdaq trading days after the date of receipt by the Depositary of this Notice of Guaranteed Delivery.

        The eligible institution that completes this form must communicate the guarantee to the Depositary and must deliver the Letter of Transmittal and certificates representing shares to the Depositary within the time period set forth in the Offer to Purchase. Failure to do so could result in a financial loss to the eligible institution.

Name of Firm:

Address (Including Zip Code):

Area Code and Telephone Number:

Authorized Signature:

Name:

(Please Print or Type)

Title:

Date:

Note: Do not send stock certificates with this form. Your stock certificates must be sent with the Letter of Transmittal.

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Notice of Guaranteed Delivery To Tender of Shares of Common Stock (including the Associated Preferred Share Purchase Rights) of Pressure BioSciences, Inc.